Exhibit 10.16
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 15, 2005 by and between TEKELEC, a California corporation (“Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 15, 2004, as amended from time to time (“Credit Agreement”).
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. The term “Tangible Net Worth” is hereby redefined as follows:
     ‘“Tangible Net Worth’ means the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets and goodwill.”
     2. Section 1.1(a) is hereby amended by deleting “December 15, 2005” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “December 15, 2006,” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of December 15, 2005 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.
     3. Borrower may from time to time request in writing a reduction in the maximum principal amount available under the Line of Credit. Each such reduction shall be in the minimum amount of $1,000,000.00 and in increments of $1,000,000.00. Each such reduction shall take effect 5 calendar days after Bank receives the written request therefor, provided that within such 5 day period (a) Borrower executes and delivers to Bank a new Line of Credit Note reflecting the applicable principal amount available thereunder, and (b) Borrower repays principal and/or causes the return and cancellation of outstanding Letters of Credit such that the amount, if any, by which the then outstanding principal balance of the Line of Credit (inclusive of the amount available to be drawn under outstanding Letters of Credit plus amounts drawn and not yet reimbursed thereunder) exceeds the new principal amount available thereunder.
     4. Section 1.2(c) is hereby amended to read as follows:
     “(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one eighth of one percent (0.125%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within 10 days after the last day of each calendar quarter.

     5. Clause (i) of Section 1.2(d) is hereby amended to read as follows:
       “(i) fees upon the issuance of each Letter of Credit equal to three-tenths percent (0.30%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and.”
     6. The reference in Section 2.5 to “June 30, 2004” as the date of Borrower’s financial statement is hereby amended to read “June 30, 2005.”
     7. The reference in Section 3.1(c) to “December 31, 2003” is hereby amended to read “December 31, 2004.”
     8. Section 3.2(b) is hereby amended to read as follows:
       “(b) Notice of Borrowing. Bank shall have received a Notice of Borrowing, in the form of Exhibit B hereto, with respect to each advance or an Application for Letter of Credit, in the form of Exhibit C hereto, with respect to each Letter of Credit not later than three (3) Business Days prior to the date of a requested advance or Letter of Credit.”
     9. Section 3.2(c) is hereby amended to read as follows:
       “(c) Collateral. Borrower shall have deposited Sufficient Assets into the Pledged Account not later than three (3) Business Days prior to the date of a requested advance or Letter of Credit.”
     10. Section 4.3(c) is hereby deleted, provided, however, that Borrower’s authorization set forth in the parenthetical phrase therein shall remain in full force and effect.
     11. Sections 4.3(a) and (b) are each hereby deemed amended by requiring that, in addition to the financial statements (and other items) that are required to be delivered thereunder, Borrower deliver to Bank, together with such financial statements, a compliance certificate executed by Borrower’s Chief Financial Officer or Chief Executive Officer certifying Borrower’s compliance with all affirmative and negative covenants set forth in the Credit Agreement.
     12. Section 4.9(a) is hereby amended to read as follows:
       “(a) Tangible Net Worth, determined as of the end of each fiscal quarter, not less than an amount equal to 80% of Borrower’s Tangible Net Worth as of September 30, 2005.”
     13. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
     14. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit

Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
TEKELEC		NATIONAL ASSOCIATION

By:	/s/ William H. Everett	By:	/s/ Paul K. Stimpfl

Title:		Title: Senior Vice President

WELLS	Paul Stimpfl, CFA	U.S. Corporate Banking
FARGO	Senior Vice President	MAC E2064-12B
333 S. Grand Ave.
12th Floor
Los Angeles, CA 90071
213 253-7305

Tekelec		March 15, 2006
5200 Paramount Parkway
Morrisville, NC 27560
Attention:	William Everett
Chief Financial Officer
Ladies and Gentlemen,
     Tekelec has advised Wells Fargo Bank, National Association (“Bank”) that Tekelec has discovered certain accounting errors (the “Accounting lssues”), and that accordingly Tekelec may have breached (a) the representation set forth in the first sentence of Section 2.5 (the “Applicable Representation”), and (b) the covenant set forth in the first clause of Section 4.2 (the “Applicable Covenant”), and that such Accounting lssues may have resulted in the occurrence of the Events of Default described in the next paragraph. Tekelec has requested that Bank waive such breaches and Events of Default and amend certain provisions of the Credit Agreement. All Section numbers cited in this letter refer to Sections of the Credit Agreement dated as of December 15, 2004 by and between Tekelec and Bank, as amended from time to time (the “Credit Agreement”).
     Bank hereby waives any breach(es) by Tekelec as a result of the Accounting lssues of the Applicable Representation made by Tekelec to Bank from time to time prior to the date hereof and through June 30, 2006, as well as the Event(s) of Default which may have occurred or may occur (through June 30, 2006) under Section 6.1(b) as a result thereof. Bank also hereby waives any breach by Tekelec as a result of the Accounting lssues of the Applicable Covenant with respect to Tekelec’s books and records pertaining to any and all periods to and including, but not beyond, the date hereof, as well as the Event(s) of Default which may have occurred under Section 6.1 (c) as a result thereof. Bank also hereby waives any Event(s) of Default which may have occurred under Section 6.1 (b) as a result of any Accounting lssues in the financial statements delivered by Tekelec to Bank prior to the date hereof under Sections 4.3(a) and 4.3(b).
     Except as specifically set forth in the preceding paragraph, Bank is not waiving, and reserves all of its rights and remedies, with respect to any other breaches of the Credit Agreement or Events of Default which may now exist or may hereafter occur, including, without limitation, of the Applicable Representation and Applicable Covenant.
     Tekelec hereby agrees that it shall deliver to Bank on or before June 30, 2006, a revised financial statement of Borrower dated June 30, 2004 (the “Revised 6/30/04 Financial Statement”). Bank and Tekelec hereby agree that from and after the date of such delivery, the Revised 6/30/04 Financial Statement (and not the financial statement delivered by Tekelec to Bank prior to the date of execution of the Credit Agreement) shall be deemed to be the subject of the Applicable Representation.
     Bank further hereby agrees (and Tekelec, by signing below, agrees) that Section 4.3(a) (but only with respect to FYE2005), and Section 4.3(b) (but only with respect to fiscal quarter end 3/31/06), are hereby deemed amended by requiring that all items described therein be delivered to Bank no later than June 30, 2006. Accordingly, determination by Bank of Tekelec’s continuing compliance with Section 4.9(a) (Tangible Net Worth) shall be based on (i)

the items so delivered no later than June 30, 2006 and (ii) Borrower’s Tangible Net Worth as reflected in the 9/30/05 financial statements as revised to correct the Accounting Issues.
     Except as so in full amended, and subject to the terms and conditions of this letter, the Credit Agreement remains force and effect according to its terms.

Sincerely,

Wells Fargo Bank, National Association

By:	/s/ Paul K. Stimpfl

Title:	Senior Vice President

Tekelec

By:	/s/ William H. Everett

Title:	CFO

Tekelec		May 25, 2006
5200 Paramount Parkway
Morrisville, NC 27560
Attention:	William Everett
Chief Financial Officer
     Capitalized terms used in this letter shall herein have the meanings given to them in the letter dated March 15, 2006 executed by Paul Stimpfl, Senior Vice President, on behalf of Wells Fargo Bank, National Association and countersigned by William Everett, Chief Financial Officer, on behalf of Tekelec (the “Prior Letter”) or, as applicable, in the Credit Agreement (as defined in the Prior Letter).
     Tekelec has advised Bank that due to the time required to correct the Accounting Issues, an “Event of Default” may occur under the Indenture dated as of June 17, 2003 executed by Tekelec to Deutsche Bank Trust Company Americas, as Trustee (the “Indenture”) in that Tekelec may not deliver to the Trustee the 2005 Form 10-K required under Section 7.04 within the sixty-day cure period contemplated in Section 8.01(e) of the Indenture (the “Indenture Reporting Default”). The occurrence of the Indenture Reporting Default would constitute an Event of Default under Section 6.1(d) of the Credit Agreement (the “Specified Cross-Default”).
     Tekelec hereby requests that Bank prospectively waive and Bank hereby prospectively waives the Specified Cross-Default should the same occur.
     In consideration of such waiver, Tekelec hereby agrees that in the event that the Indenture Reporting Default occurs and Tekelec requests an advance(s) under the Line of Credit, said request(s) shall be accompanied by a written certification by Tekelec’s Chief Financial Officer that, as of the date of such request, the aggregate amount of Tekelec’s cash and marketable securities is no less than $200,000,000.00 less the aggregate amount, if any, of repayments of principal that have already been made by Tekelec under the Notes (as defined in said Indenture), other than repayments made directly or indirectly with proceeds of the Line of Credit. Tekelec understands, however, that advances under the Line of Credit shall continue to be available subject to its compliance and in accordance with all terms and conditions of the Credit Agreement and other Loan Documents, as supplemented by the terms of this paragraph and the Prior Letter.
     In the event that Borrower files its 2005 Form10-K with the SEC by June 30, 2006, Bank agrees that the time by which Borrower is required to deliver its Form 10-Q report for FQE3/31/06 to the Bank shall be extended until July 17, 2006. The Prior Letter is hereby deemed amended in accordance with this paragraph. Until such time as Borrower has filed its 2005 Form 10-K as required in this paragraph:

(a) the definition of Sufficient Assets in the Credit Agreement shall be amended to read as follows:
     “Sufficient Assets” means cash, cash equivalents and/or Acceptable Securities in an aggregate face amount equal to 120% of the amount of a requested advance or USD-denominated Letter of Credit or 120% of the USD Equivalent Amount of a OAC-denominated Letter of Credit,” and
(b) the Addendum to Security Agreement: Pledged Account dated as of November ___, 2004 executed by Borrower shall be amended by replacing the sentence that reads as follows:
     “The Collateral Value of the Pledged Account shall at all times be equal to or greater than the sum of one hundred percent (100%) of the outstanding amount of Indebtedness secured hereby (other than Indebtedness owing under or in connection with OAC-denominated Letters of Credit) and 120% of the USD Equivalent Amount of Indebtedness owing under or in connection with OAC-denominated Letters of Credit.”
with the following:
     “The Collateral Value of the Pledged Account shall at all times be equal to or greater than the sum of 120% of the outstanding amount of Indebtedness secured hereby (other than Indebtedness owing under or in connection with OAC-denominated Letters of Credit) and 120% of the USD Equivalent Amount of Indebtedness owing under or in connection with OAC-denominated Letters of Credit.”
Following such filing of the 2005 Form 10-K, the terms of the Credit Agreement and the Addendum shall apply without regard to the foregoing amendments.
     Except as specifically set forth herein, Bank is not waiving, and reserves all of its rights and remedies, with respect to any other breaches of the Credit Agreement or Events of Default which may now exist or may hereafter occur, including, without limitation, any Event of Default under Section 6.1(d) of the Credit Agreement not consisting of the Indenture Reporting Default.
     Except as so amended, and subject to the terms and conditions of this letter, the Credit Agreement remains in full force and effect according to its terms. The Prior Letter (as amended above) also remains in full force and effect.

Sincerely,

Wells Fargo Bank, National Association

By:	/s/ Catherine Wallace

Title:	SVP
Tekelec’s execution block is on the next page

Agreed: Tekelec

By:	/s/ William H. Everett

Title:	Sr. VP CFO
Date:	5/25/06